Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Commences Dutch Auction Tender
Offer

BEDFORD, MASS. - March 5, 2009 - Aware, Inc. (NASDAQ: AWRE), a leading supplier of broadband technology and biometrics software, today announced that its Board of Directors has approved a modified Dutch Auction self-tender offer for up to 3,500,000 shares, or approximately 15%, of its outstanding common stock (including the associated preferred share purchase rights), at a price in the range of $1.80 to $2.60 per share, for a maximum aggregate purchase price of approximately $9.1 million.  The closing price of Aware’s stock was $1.68 on Wednesday, March 4, 2009, the last trading day preceding the commencement of the tender offer.

The Company intends to finance the repurchases from cash on hand.  As of December 31, 2008, the Company had approximately $45.5 million of cash and cash equivalents.

The tender offer will expire at 5:00 pm New York City time, on Thursday, April 2, 2009, unless extended by Aware.  Tenders of Aware’s common stock must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer.

The modified Dutch Auction will allow stockholders to indicate how many shares and at what price within the Company's specified range they wish to tender.  Based on the number of shares tendered and the price specified by the tendering stockholders, the Company will determine the lowest price per share within the range that will enable it to purchase up to 3,500,000 shares, or such lesser number of shares as are properly tendered.  The Company also reserves the right in the tender offer to purchase up to an additional 2% of its shares outstanding.  Tender offer materials are being distributed to stockholders and are being filed with the Securities and Exchange Commission today.

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None of the Company, its directors and officers, the dealer manager or the information agent will make any recommendation to stockholders on whether or not to tender their shares.  Stockholders must decide how many shares they will tender, if any, and the price within the anticipated offer range at which they will offer their shares for purchase by the Company.

Georgeson Securities Corporation is acting as the dealer manager for the tender offer and the information agent is Georgeson Inc.  The depositary is Computershare Trust Company, N.A.  The Offer to Purchase, letter of transmittal and related documents are being mailed to stockholders of record and will be made available for distribution to beneficial owners of Aware’s shares.  For questions or information, please call the information agent at (800) 262-0158.

Important Notice: This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities.  The solicitation of offers to buy shares of Aware common stock will only be made pursuant to the Offer to Purchase, dated March 5, 2009 (as may be amended or supplemented), the related letter of transmittal and other related documents that Aware is sending to its stockholders.  Those tender offer materials contain important information that should be read carefully before any decision is made with respect to the tender offer.  Those materials are being distributed by the Company to the Company's stockholders at no expense to them.  In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's web site, www.sec.gov, and from Aware.

About Aware, Inc.
Aware is a leading technology supplier for the telecommunications and biometrics industries.  For more than ten years, Aware has pioneered innovations at telecommunications standards-setting organizations and continues to develop and market DSL silicon intellectual property and test and diagnostics products.  Its StratiPHY™ IP product line supports DSL standards, including ADSL2+ and VDSL2, and has been broadly licensed to leading semiconductor companies.  Telecom equipment vendors and phone companies use Aware's DSL test and diagnostics modules and Dr. DSL® software to help provision DSL circuits globally.  Aware is also a veteran of the biometrics industry, providing biometric and imaging software components used in government systems worldwide since 1992.  Aware's interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from border management to criminal justice to medical imaging.  Aware is a publicly held company (NASDAQ: AWRE) based in Bedford, Massachusetts.  www.aware.com

Forward-Looking Statements
This press release contains forward-looking statements, such as references to completion of the tender offer and the payment for shares related thereto.  These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance.  Results may differ materially due to various factors such as the possibility that stockholders may not tender their shares in the tender offer, or other conditions to completion of the tender offer are not satisfied.  For further details of these risks, you should read our filings with the Securities and Exchange Commission related to the tender offer, including our Schedule TO and the documents referred to therein.

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The statements presented in this press release speak only as of the date of the release.  Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Aware, Dr. DSL and StratiPHY are trademarks or registered trademarks of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: aware@aware.com